Exhibit 99.1

TRBR INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

www.theequitygroup.com

Adam Prior

(212) 836-9606

FOR IMMEDIATE RELEASE

Trailer Bridge Announces Expansion of Dominican Republic Service

Company Working with Government to Assist in the Haiti Relief Effort

Jacksonville, FL – January 19, 2010 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) (the “Company”) today announced that it is expanding its Dominican Republic sailings from every two weeks to weekly. The Company will provide this service utilizing its existing vessels that currently link the ports of Jacksonville, FL, San Juan, Puerto Rico, and Puerto Plata, Dominican Republic. The new service is expected to commence in the last week of January 2010. The Company originally commenced sailing to the Dominican Republic in August 2007, and has grown its customer base significantly over the past two years. The added frequency of sailings will provide additional options for the Company’s existing shipping customers, while also making Trailer Bridge’s value proposition more attractive for potential new shippers.

Trailer Bridge’s Chief Executive Officer, Ivy Barton Suter, stated, “We continue to search for cost-efficient methods to improve our operations and, as a result of existing customer demand, decided to expand our service to the Dominican Republic’s growing market without a significant increase in cost. This expansion was planned prior to the earthquake that struck Haiti earlier this week. As a service provider in the Caribbean, we are concerned for all those affected. Trailer Bridge is currently working with the U.S. and local governments and private parties to explore options for use of our additional available vessels in the relief effort.”

Ms. Suter also noted that on January 13, 2010, Trailer Bridge completed its previously announced purchase, in privately negotiated transactions, of another $1.0 million of its 9 1/4% Senior Secured Notes maturing on November 15, 2011. Since September 2009, the Company has repurchased $2.5 million of these Notes, which have an outstanding balance of $82.5 million.

About Trailer Bridge

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

Trailer Bridge, Inc.	Page 2
January 19, 2010

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, the risk of an ongoing Department of Justice and Puerto Rico authorities’ investigation into the pricing practices in the Puerto Rico trade, the outcome of related class action lawsuits, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

###